Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

between

STILLWATER MINING COMPANY

and

DELAWARE TRUST COMPANY,

as Trustee

Dated as of May 4, 2017

Supplemental to Indenture for Debt Securities

Dated as of November 29, 2010

1.75% Convertible Senior Notes due 2032

SECOND SUPPLEMENTAL INDENTURE dated as of May 4, 2017 between STILLWATER MINING COMPANY, a Delaware corporation, as issuer (the “Company”) and DELAWARE TRUST COMPANY, a New York banking corporation, as successor in interest to LAW DEBENTURE TRUST COMPANY OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”) supplementing the Indenture for Debt Securities dated as of November 29, 2010 between the Company and the Trustee (the “Base Indenture” and, as amended and supplemented by the First Supplemental Indenture, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore entered into the Base Indenture, as amended and supplemented by that certain First Supplemental Indenture, dated as of October 17, 2012, between the Company and the Trustee (the “First Supplemental Indenture”), to provide for the issuance of the Company’s 1.75% Convertible Senior Notes due 2032 (the “Notes”);

WHEREAS, the Company, Sibanye Gold Limited (“Parent”), Thor US Holdco Inc. (“US Holdco”) and Thor Mergco Inc., a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of December 9, 2016 (as amended, modified, supplemented or amended and restated from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company will be a wholly owned subsidiary of Parent and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) then outstanding shall be converted into the right to receive $18.00 in cash without interest (the “Merger Consideration”), and holders of shares of Common Stock will be entitled to exchange their shares of Common Stock for Merger Consideration;

WHEREAS, Article 9 of the First Supplemental Indenture permits the Company to merge with another Person so long as certain conditions have been met;

WHEREAS, Section 10.07 of the First Supplemental Indenture provides, among other things, that in the case of any Merger Event pursuant to which holders of the outstanding Common Stock are entitled to receive cash, securities or other property, then, at and after the effective time of such Merger Event, the Holders shall be entitled thereafter to convert their Notes into the kind and amount of cash, securities or other property that a holder of one share of Common Stock would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Section 10.07 of the First Supplemental Indenture also provides that upon a Merger Event, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 8.02(h) of the First Supplemental Indenture providing for such change in the right to convert each $1,000 principal amount of Notes;

WHEREAS, as a result of the Merger, pursuant to Section 10.07 of the First Supplemental Indenture, each $1,000 principal amount of Notes will be convertible into cash in an amount equal to the Applicable Conversion Rate in effect on the Conversion Date (as may be increased due to Additional Shares pursuant to Section 10.03 of the First Supplemental Indenture) multiplied by the Merger Consideration; and

WHEREAS, Section 8.02(h) provides that the Company and the Trustee may enter into a supplemental indenture without consent of the Holders to provide for a change in the right to convert the Notes in connection with any Merger Event pursuant to, and in accordance with, Section 10.07 of the First Supplemental Indenture.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1

DEFINITIONS AND SCOPE

Section 1.01.    Scope of Second Supplemental Indenture. The changes, modifications and supplements to the Indenture effected by this Second Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes (as defined in the First Supplemental Indenture), and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Second Supplemental Indenture shall supersede any corresponding or inconsistent provisions in the Indenture with respect to the Notes.

Section 1.02.    Definitions

For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture, and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof. In addition, for purposes of this Second Supplemental Indenture:

“Merger” means the merger of Thor Mergco Inc., a wholly owned subsidiary of Sibanye Gold Limited, with and into the Company, with the Company continuing as the surviving corporation, which transaction has been or shall be consummated pursuant to the Agreement and Plan of Merger dated as of December 9, 2016 among the Company, Sibanye Gold Limited, Thor US Holdco Inc., and Thor Mergco Inc.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01.    Conversion of Securities

In accordance with Section 10.07 of the First Supplemental Indenture, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes is hereby changed into a right to convert such principal amount of Notes into, and the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely, cash in an amount equal to the Applicable Conversion Rate (as may be increased by Additional Shares pursuant to Section 10.03 of the First Supplemental Indenture) in effect on the relevant Conversion Date, multiplied by the Merger Consideration.

ARTICLE 3

MISCELLANEOUS

Section 3.01.    Severability

In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02.    Modification, Amendment and Waiver

The provisions of this Second Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 8 of the First Supplemental Indenture.

Section 3.03.    Ratification of Indenture; Second Supplemental Indenture Part of the Indenture

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04.    Trust Indenture Act Controls

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provisions of the Trust Indenture Act shall control.

Section 3.05.    Governing Law

This Second Supplemental Indenture, and any claim, controversy or dispute arising under or related to this Second Supplemental Indenture, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of law provisions thereof other than Section 5-1401 of the General Obligations Law).

Section 3.06.    Trustee Makes No Representation

The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

Section 3.07.    Multiple Counterparts

The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08.    Headings

The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.10.    Calculations in Respect of the Notes

The Company shall make all calculations under the Indenture, as supplemented by this Second Supplemental Indenture, and the Notes. The Company shall make all these calculations in good faith and, absent manifest error, such calculations shall be final and binding on all Holders. The Company shall provide schedules of its calculations to the Trustee as required under the First Supplemental Indenture, and the Trustee shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

STILLWATER MINING COMPANY

By:	/s/ Christopher M. Bateman
Name:	Christopher M. Bateman
Title:	Chief Financial Officer

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

[Signature Page to Second Supplemental Indenture]